Exhibit 10.1

MUTUAL TERMINATION AND RELEASE AGREEMENT

THIS MUTUAL TERMINATION AND RELEASE AGREEMENT (the “Agreement”) is effective as of October 27, 2026 (the “Effective Date”), by and between OLENOX INDUSTRIES INC., (formerly known as Safe & Green Holdings, Inc., which acquired New Asia Holdings Inc., whose principal asset was Olenox Industries Inc.), a Delaware corporation with its principal executive offices located at 1207 N FM 3083 Road E, Building C, Conroe, Texas 77304 (the “Company”), and [Investor] (the “Investor”). The Company and Investor are collectively referred to herein as the “Parties,” or each of them individually as a “Party.”

WHEREAS, the Parties entered into that certain Stock Purchase Agreement dated May 29, 2025, as amended August 4, 2026 (collectively, the “SP Agreement”);

WHEREAS, in connection with the SP Agreement, the Parties also entered into a Registration Rights Agreement dated as of May 29, 2025 (the “Registration Rights Agreement”); and

WHEREAS, the Parties now mutually desire to terminate the SP Agreement and the Registration Rights Agreement (collectively, the “Transaction Documents”).

NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES, ACTS, RELEASES AND OTHER GOOD AND VALUABLE CONSIDERATION HEREINAFTER RECITED, THE SUFFICIENCY AND RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.	Neither the Company nor Investor by entering into this Agreement, concede any fault, liability or wrongdoing, and both parties expressly deny any fault, liability or wrongdoing whatsoever. The execution of this Agreement, and the consideration and other terms and conditions thereof, do not constitute and shall not be construed as or deemed to be evidence of, or an admission or concession on the part of, any Party with respect to any claim, fault or liability, or any wrongdoing or damage whatsoever. This Agreement may not be used for any purpose other than to effectuate this settlement and the terms hereof.

2.	As consideration for Investor entering into this Agreement, the Company agrees to send and deliver (two hundred and eighty thousand) 298,604 common shares of OLENOX INDUSTRIES INC. to Investor (the “Settlement Amount”) by 5:00pm Eastern Standard Time on or before the (fourteenth) 14th business day following the Effective Date. On April 27, 2027 (the “True-Up Date”), there shall be a true-up where Investor shall have the right to require the Company to deliver to Investor additional common shares (the “True-Up Shares”) if the 10 day volume weighted average price prior to April 27, 2027 (“VWAP Price”) on the True-Up Date is less than (eighty cents) $.80. In such event, Company shall deliver to Investor the True- Up Shares within three (3) business days. The number of True-Up Shares shall be equal to $258,440 divided by the difference between the VWAP Price and (eighty cents) $.80. For the avoidance of doubt, if the VWAP Price is higher than (eighty cents) $.80 then the Company shall have no obligation to deliver True-Up Shares to Investor, nor shall Investor have any obligation to return any shares to Company under any circumstance. Failure by the Investor to request True-Up Shares in a timely fashion shall not waive the right of the Investor to the True-Up Shares as Investor shall have an evergreen right to receive the True-Up Shares any time after April 26, 2027. For example, if the VWAP Price is .79, then $258,440 / $.79= 327,139 shares. 327,139 shares less 298,604 shares equals an extra 28,535 shares to be delivered by the Company to the Investor. The rationale for this True up is that the Investor elected a cash payment. The Company claims that it does not have the funds for the cash payment, so instead will be issuing shares. The shares of most penny-stock companies decline over the long term.

3.	The Company, on behalf of itself, predecessors, successors, agents, affiliates, subrogees, insurers, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by the Company or in which the Company has or had a controlling interest (collectively, the “Company Releasors”), in consideration of the releases, agreements and covenants contained in this Agreement, hereby remises, releases, acquits and forever discharges Investor of any and all of their respective direct or indirect affiliates, parent companies, divisions, subsidiaries, agents, consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, if any (collectively, the “Investor Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Company Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Investor Releasees, from the beginning of time up to and including the end of time (the “Released Company Claims”). Nothing in the foregoing release shall release any claim to enforce this Agreement.

4.	Upon the payment of the Settlement Amount by the Company to Investor, Investor on behalf of itself and its predecessors, successors, subsidiaries, agents, affiliates, subrogees, insurers, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, partnership, corporation, investment vehicle, fund or other entity managed or controlled by Investor or in which Investor has or had a controlling interest (collectively, the “Investor Releasors”), in consideration of the releases, agreements and covenants contained in this Agreement, hereby remises, releases, acquits and forever discharges the Company and any and all of its respective affiliates, agents, employees, legal counsel, officers, directors, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, subrogees, insurers, trustees,trusts, administrators, fiduciaries and representatives, if any (collectively, the “Company Releasees”), of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, including all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), complaints, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Investor Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Company Releasees, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity from the beginning of time up to and including the end of time (the “Released Investor Claims”).

2

5.	Release of Unknown Claims: Upon the Effective Date the following releases and provisions will be automatically effective:

(a)	The Parties stipulate and agree that the Company Releasors and the Investor Releasors expressly waive the provisions, rights and benefits conferred by any law of any state, or any territory of the United States or of any other nation, or principle of common law relating to claims which either Party did not know or suspect to exist in the Party’s favor at the time of executing this Agreement, which, if known by the Party, would have materially affected the Party’s settlement with the other Party.

(b)	The Company Releasors and the Investor Releasors may hereafter discover facts in addition to or different from those that any of them now knows or believes to be true, or the claims or other legal forms of action released herein, but the Investor Releasors and the Company Releasors fully, finally, and forever settle and release any and all claims set forth above, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Investor Releasors and the Company Releasors acknowledge that the inclusion of such “unknown claims” in this Agreement was separately bargained for and was a key element of the Agreement, and that each of them assumes the risk of any mistake of fact or law on its own behalf. If any Party should subsequently discover that its understanding of the facts or of the law was or is incorrect, such Party shall not be entitled to relief in connection therewith, including without limitation of the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be, and is, final and binding upon the Parties hereto according to the terms hereof regardless of any claims of mistake of fact or law.

3

6.	Investor covenants and agrees not to commence or prosecute any action or proceeding against the Company Releasees based on the Released Investor Claims.

7.	The Company covenants and agrees not to commence or prosecute any action or proceeding against the Investor Releasees based on the Released Company Claims.

8.	Each Party represents to the other that its counsel have negotiated and participated in the drafting of, and are legally authorized to negotiate and draft, this Agreement. Each Party to this Agreement acknowledges that this Agreement was drafted jointly by the Parties hereto and each Party has contributed substantially and materially to the preparation of this Agreement. The Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power.

9.	Except as permitted below, each Party shall maintain the confidentiality of the Agreement. The Company may file an 8-k stating that the SP Agreement has been cancelled but shall not include the name of the Investor in the 8-k and shall not issue any press releases on the cancellation of the SP Agreement. Failure by the Company to honor any provisions of this Agreement shall result in the Settlement amount doubling in value and for it to be paid in cash. The negotiations in connection with this Agreement were and are intended by Investor and the Company to be privileged settlement discussions, and are confidential; neither Party shall disclose such negotiations unless compelled to do so by a court of competent jurisdiction. Neither this Agreement, its contents, terms and conditions, nor any other inform ation concerning this Agreement or the dispute between the Parties, shall be disclosed to third parties (including, but not limited to, the media). This Agreement shall not be introduced in evidence or used for any purpose except: (a) in an action to enforce its provisions; (b) to prove a defense to a claim or other legal form of action alleged to have been released herein; (c) in response to an order directed to a Party from a judicial or governmental authority having jurisdiction over such Party, in which event the receiving party shall notify the other Parties of the order; (d) in response to a subpoena or other process served on a Party (the “Served Party”) by a third party seeking to compel the disclosure of this Agreement or its terms, in which event, however, the Served Party shall notify the other Party or Parties of such subpoena or process as soon as possible and grant it or them the opportunity to notify the Served Party in writing within ten (10) days if the other Party or Parties intend to move to quash, seek a protective order or take other appropriate action, and, if so informed, the Served Party shall not make the disclosure sought by the subpoena or notice unless the relief sought is denied or the other Party or Party – despite its or their notice to the contrary – fails to seek the noticed relief within a reasonable time; (e) if appropriate in a future action, in an application for a determination that the settlement between the Parties is a good faith settlement properly subject to a contribution bar, in which event this Agreement shall be filed under seal; or (f) as required by federal or state law, rule or regulation. The Parties also may, to the minimum extent necessary, disclose this Agreement to the Internal Revenue Service and/or any state taxing authorities and to the Parties’ respective attorneys, accountants, auditors, professionals and other financial advisors/consultants who have a legal or ethical obligation to hold the terms and information herein confidential, so that they may perform their professional, business, or financial duties and obligations. The determination of whether a federal or state law, rule or regulation requires the disclosure of this Agreement or any term or provision hereof is left to the sole discretion of the Party making the disclosure, in consultation with its attorneys, accountants, auditors, professionals or other financial advisors/consultants.

4

10.	The Parties agree that each shall be responsible for payment of its own costs and expenses, including attorneys’ fees, associated with the negotiation and execution of this Agreement and any discussions leading thereto.

11.	Governing Law. This Agreement shall be deemed negotiated, executed, delivered and performed in Saint Kitts and Nevis (“Nevis”). This Agreement shall be solely and exclusively construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed solely and exclusively by the internal laws of Nevis, without giving effect to any choice of law or conflict of law provision or rule (whether of Nevis or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Nevis. The Company irrevocably and exclusively consents to and expressly agrees that binding arbitration in Nevis conducted by the Arbitrator Conflict Resolution Centre shall be their sole and exclusive remedy for any dispute arising out of or relating to the Agreement or any other agreement between the parties, the Company’s transfer agent or the relationship of the parties or their affiliates, and that the arbitration shall be conducted via telephone or teleconference. If the Arbitrator is not available, a different arbitrator or law firm in Nevis shall be chosen by the Investor and agreed upon by the Company. Company covenants and agrees to provide written notice to Investor via email prior to bringing any action or arbitration action against the Company’s transfer agent or any action against any person or entity that is not a party to this Agreement that is related in any way to this Agreement or any transaction contemplated herein or therein, and further agrees to timely notify Investor to any such action. Company acknowledges that the governing law and venue provisions set forth in this Agreement are material terms to induce Investor to enter into the Agreement and all transaction documents and that but for Company’s agreements set forth in this section, Investor would not have entered into the Agreement. In the event that the Investor needs to take action to protect their rights under the Agreement, the Investor may commence action in any jurisdiction needed with the understanding that the Agreement shall still be solely and exclusively construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed solely and exclusively by the internal laws of Nevis, without giving effect to any choice of law or conflict of law provision or rule (whether of Nevis or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Nevis. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other related transaction document by email.

5

THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

12.	This Agreement shall not be modified, amended, supplemented, or otherwise changed except by a writing signed by all Parties. The Parties expressly intend and agree that there shall be no exceptions to this “oral modification” clause, including, but not limited to, any present or future claims of partial performance or equitable estoppel. No parol or oral evidence shall be admitted to alter, modify or explain the terms of this Agreement, which all Parties agree is clear and unambiguous.

13.	The Company shall not issue any press releases regarding this settlement or Agreement or mention the name of the Investor in any manner. If the Company files an 8-k, it shall only refer to Investor as an “investor” and shall not specify the name of Investor.

14.	This Agreement represents the entire agreement of the Parties as to the matters set forth herein and supersedes any and all previous contracts, arrangements or understandings among the Parties.

15.	This Agreement may be executed in counterparts. The execution of this Agreement and the transmission thereof by facsimile or e-mail or having pdf signatures shall be binding on the Party signing and transmitting same by facsimile or e-mail fully and to the same extent as if a counterpart of this Agreement bearing such Party’s original signature has been delivered.

16.	Each signatory on behalf of a Party to this Agreement represents and warrants that he or she is a duly authorized representative of that Party, with full power and authority to agree to this Agreement and all the terms herein on behalf of that Party, which Party shall be bound by such signature.

17.	Nothing in this Agreement and the foregoing releases shall release any claim to enforce this Agreement. Nothing in the foregoing release shall (i) release the Company from assisting the Investor to the best of their ability in removing the restricted legends from the Settlement Amount under Rule 144, (ii) release the Company from registering the Settlement Amount if the Company files a registration statement, they must include the Settlement Amount as part of the registration statement, (iii) release the Company from preserving, safeguarding and assisting the Investor in whatever is necessary for the conversion and delivery of the preferred shares currently held by Investor, (once approved by shareholder vote) which consist of 190,253 shares of Olenox Industries Inc. to the Investor’s brokerage account. These preferred shares remain validly issued and the cancellation of the SP Agreement, shall not affect the preferred shares in any way and the Company shall not in any way seek to cancel or obstruct the ability of the Investor to receive the preferred shares in their brokerage account. Investor originally received 14,269,000 shares of New Asia Holdings Inc. (“NAHD”) as Commitment Shares for the SP Agreement. Every 5 shares of NAHD converted into 1 share of Olenox Industries Inc. 14,269,000 shares of NAHD divided by 5 = 2,853,800 shares of Olenox Industries Inc. divided by 15 = 190,253 shares of preferred shares of Olenox Industries Inc. 1 preferred shares of Olenox Industries Inc. equals converts into 15 common shares of Olenox Industries Inc., which equals 2,853,795 shares of OLOX.

6

18.	All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by, certified mail or an internationally recognized overnight courier service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that a notice of change of address(es) shall be effective only from the date of its receipt by the other Party):

(a)	if to the Company, to:

(b)	if to Investor, then to:

Notices by e-mail, facsimile or other means not expressly permitted hereunder shall have no force and effect, unless the Party receiving a given notice waives, in writing, as to that notice the form of delivery requirement set forth in this Section. The Parties agree, however, that, where practicable, they will contemporaneously e-mail to counsel for the opposing Party (at the respective address set forth above) a courtesy copy of any notices or communications sent concerning this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Mutual Termination and Release Agreement to be executed by their duly authorized representatives.

COMPANY:

OLENOX INDUSTRIES, INC. (f/k/a SAFE & GREEN HOLDINGS CORP.)

By:	/s/ Michael McLaren
Printed Name:	Michael Mclaren
Title:	Chief Executive Officer

INVESTOR:

[INVESTOR]
By:	/s/ Investor
Printed Name:
Title:	Director

7